Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

Radiopharm Theranostics Limited

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares	(1)	Other	281,999,998	$0.0139	$3,919,799.97	0.0001381	$541.32

Total Offering Amounts:							$3,919,799.97		541.32
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$541.32

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Offering Note(s)

(1)	In the form of American Depositary Shares (as evidenced by American Depositary Receipts, each representing 300 ordinary shares) have been registered on a separate registration statement on Form F-6 filed on September 11, 2024, as amended (File No. 333-282042).

The amount registered is pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”). This registration statement includes an indeterminate number of additional shares that may be offered and sold to prevent dilution resulting from share splits, share dividends, recapitalizations or similar transactions.

The proposed maximum aggregate offering price per unit is estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and low prices of the registrant’s ADSs on the Nasdaq Capital Market on December 12, 2025, or $4.17, divided by 300 (to give effect to the 300:1 ratio of ordinary shares to ADSs).